Mutual of America Investment Corporation
Form N-SAR
December 31, 2006
Sub-Item 77C:Submission of matters to a vote of security holders


At a special meeting of shareholders of Mutual of America Invesment
 Corporation Aggressive Equity Fund ("Aggressive Equity Fund") held on July 24, 2006, the shareholders of the Aggressive Equity Fund voted on whether to approve the reorganization of the Aggressive Equity
Fund into the Mutual of America Investment Corporation Small Cap Value
Fund and the Mutual of America Investment Corporation Small Cap Growth Fund.

The Aggressive Equity Fund shareholders voted all their shares in the following manner: 156,682,219.549 shares (88.081%) voted in favor of the reorganization, 14,500,261.514 shares (8.151%) voted against the reorganization and 6,702,155.622 shares(3.768%) abstained.


At a special meeting of shareholders of Mutual of America Investment Corporation Short-Term Bond Fund ("Short-Term Bond Fund") held on July 24, 2006, the shareholders of the Short-Term Bond Fund voted on whether to approve the merger of the Short-Term Bond Fund into the Mutual of America Investment Corporation Mid-Term Bond Fund.

The Short-Term Bond Fund shareholders voted all their shares in the following manner:35,425,539.776 shares (94.397%) voted in favor of the merger, 1,130,406.163 shares (3.012%) voted against the merger and 972,343.319 shares (2.591%) abstained.